Exhibit 10.11

MARKETING AGREEMENT

                    This Agreement, effective the first day of January, 2008 is made by and between Millennium Group Worldwide, Inc. (hereinafter called “MILLENNIUM GROUP”), a developer having its principal place of business at 2825 North 10th Street, St. Augustine, FL 32084 and JPMorgan Chase Bank, National Association (hereinafter called “Chase”), a national banking association, having a place of business at 194 Wood Avenue South, Iselin, New Jersey 08830.

                    WHEREAS, Chase is in the business of originating, processing, making, and selling one-to-four unit, first lien purchase or refinance residential mortgage loans (each a “Loan”); and

                    WHEREAS, MILLENNIUM GROUP is a recognized provider of real estate services and has a high level of expertise and experience in marketing its services to individuals; and

                    WHEREAS, Chase desires to use the expertise of MILLENNIUM GROUP to market residential mortgage loans and MILLENNIUM GROUP desires to assist Chase in marketing market such loans and is willing to provide certain services and perform specified functions detailed in this Agreement.

                    NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Purpose

The purpose of this Agreement is to promote and achieve the effective marketing of mortgage loans, products and programs in the offices, locations or geographies listed on Exhibit A hereto, as the same may be amended by the parties from time to time during the term of this Agreement.

2.	Mortgage

Chase will provide a full range of residential first mortgage and home equity products and services, including consulting, application, processing, closing and servicing, to all MILLENNIUM GROUP clients, employees and other prospects that respond to the MILLENNIUM GROUP marketing program (collectively “Customers”), as more fully set forth herein.

3.	Marketing Services

	a.	Marketing Program

MILLENNIUM GROUP agrees to work with Chase to develop and implement a program (the “Program”) to market Chase’s mortgage loans, products and programs using a variety of marketing services, methods and media, as set forth in Exhibit B hereto. These services may be amended or supplemented from time to time, and additional services may be added, as agreed upon in writing by Chase and MILLENNIUM GROUP. Chase acknowledges that MILLENNIUM GROUP’s individual employees or independent contractors may refer Customers to other mortgage lenders or originators.

	b.	Marketing Materials

All marketing, sales presentations and collateral sales materials, including copy, layouts and graphics to be provided to prospective Customers pursuant hereto shall be standard Chase marketing materials or materials specifically created by Chase, with the assistance of MILLENNIUM GROUP, for use in connection with the Program.. In no event shall any marketing, sales presentations and collateral sales materials that mention Chase’s name, logo or Chase’s mortgage loans, products and programs be disseminated by MILLENNIUM GROUP without Chase’s prior written approval.

4.	Mortgage Products

Chase agrees to make available a full range of competitive residential first mortgage and home equity products suitable for the kinds of Customers targeted in MILLENNIUM GROUP’s marketing, including but not limited to:

• fixed and adjustable rate loans

• conforming and jumbo loans

• FHA/VA loans

• affordable mortgage and first time homebuyer programs

• cash out refinance programs

• other products as mutually deemed appropriate and necessary.

Chase reserves the right to add or eliminate products and programs in its sole discretion at any time during the term of this Agreement.

5.	Contact Person

A Chase contact person will work with each Customer in the loan application and approval process through to closing. The Chase contact person will handle the initial Customer contact, and will interact with Chase’s Processing, Underwriting, and Closing Departments to respond to Customer’s questions.

6.	Full Power

Each party represents that it has full power, authority and capacity to enter into this Agreement and to perform its obligations hereunder and that this Agreement constitutes its legal, valid, binding and enforceable obligation. All corporate actions and all consents, resolutions and approvals necessary for the execution of this Agreement and the performance of its terms have been taken and/or received, and the person executing this Agreement for each party has full authority and capacity to enter into, execute and deliver the same on its behalf.

7.	Compliance with Laws

Each party shall at all times during the term of this Agreement comply with all applicable federal, state and local laws and regulations regarding the performance of its responsibilities under this Agreement.

8.	Relationship of the Parties

Nothing in this Agreement shall be construed as constituting a partnership, joint venture or other association of any kind, or agent/principal relationship between the parties hereto. The relationship between the parties is an independent contractor relationship. MILLENNIUM GROUP and Chase, and their respective employees, agents and subcontractors, are not to be considered employees of the other for any purpose whatsoever. Each party agrees and acknowledges that it is solely responsible for determining the method and means by which it will accomplish the services called for under the Agreement and will otherwise fulfill its obligations hereunder.

9.	Term and Fees; Termination

          This Agreement will have a term of six months commencing on the effective date set forth at the beginning of this Agreement and shall automatically renew for like terms unless either party notifies the other in writing within fifteen days prior to the end of the current term of its desire not to renew or to renegotiate any of the provisions hereof.

As full compensation for the marketing services to be performed hereunder, Chase agrees to pay MILLENNIUM GROUP a total marketing fee for the initial term of this Agreement and for each renewal term of $18,000, payable on a monthly basis (i.e., $3,000 per month). This fee is all-inclusive and shall cover all of MILLENNIUM GROUP’s fees, expenses and third-party costs, and MILLENNIUM GROUP shall not be entitled to any other compensation for its services. The marketing fee is not predicated on the volume of loan applications received by Chase.

Either party shall have the right to terminate this Agreement (a) without cause, on 15 days written notice to the other party; (b) immediately upon breach by the other party of a material obligation hereunder which breach is not cured within 30 days after notice thereof, or upon the bankruptcy or insolvency or a general assignment for the benefit of creditors of the other party; (c) immediately if it determines, in its sole discretion, that the continuation of the Agreement may constitute a violation of any federal, state or local law, regulation or ordinance or would otherwise be considered an unethical or inappropriate business practice; and (d) immediately in the event that ownership or a controlling interest in the other party passes to a third party without the consent of the terminating party, or which is not reasonably acceptable to the terminating party.. Chase shall also have the immediate right to terminate this Agreement in the event that the property lease or license agreement entered into between MILLENNIUM GROUP and Chase, if any, expires or is terminated or discontinued for any reason.

10.	Property

All marketing materials utilized under the terms of this Agreement, including documents or objects developed or created by or for Chase, whether preliminary or final, and any materials, data, or information provided to MILLENNIUM GROUP by, or at the direction of, Chase are the sole property of Chase and shall not be retained or reused by MILLENNIUM GROUP in any manner. Any and all such documents, materials, working objects in whole or in part, including all copies thereof, shall be delivered to Chase upon Chase’s request or upon the termination of this Agreement. MILLENNIUM GROUP agrees not to use any and all such documentation, materials, working objects in whole or in part for the benefit of any party other than Chase. In addition, any copyright, trademark or service mark rights of Chase in the marketing materials shall remain the exclusive property of Chase. This Paragraph shall survive the termination of this Agreement.

11.	Confidentiality

Each party (“Receiving Party”) shall maintain the confidentiality of information provided by the other (“Disclosing Party”) or obtained by Receiving Party in connection with its activities under this Agreement, and shall not use, disclose or permit such information to be used or disclosed at any time prior to or after the termination of this Agreement, except as specifically permitted in writing by the Disclosing Party. Confidential or proprietary information shall include any information of the Disclosing Party, which is not generally known or does not become known to the public, such as, without limitation, any development, sales, financial or accounting procedures, accounts, operations, techniques, methods, business plans, trade secrets, or the identity or personal or financial information of any customers, and any and all information regarding the Disclosing Party’s business practices (“Confidential Information”). Each party also agrees to maintain, and cause its employees, agents and subcontractors to maintain, the terms and conditions of this Agreement, including compensation, strictly confidential, and not to disclose same to any third party, except as expressly permitted in writing by the other party. Each party further agrees that its employees, agents, subcontractors and contractors shall abide by the terms of this paragraph. This paragraph shall survive the termination of this Agreement.

12.	Notices

          Any notice required or permitted to be given in writing under this Agreement shall be deemed duly given and effective either when served personally on the other party or when received in the United States mail, mailed by certified or registered mail, return receipt requested or when received by overnight courier service to the party at its address as set forth below or as otherwise designated by the party in writing as follows:

(i)

Any notice to be given to Chase pursuant to this Agreement shall be addressed to the Attention of Desmond P. Smith, Senior Vice President at JPMorgan Chase Bank, N.A., Chase Home Finance Division, 194 Wood Avenue South, Iselin, New Jersey 08830 with a copy to General Counsel at the same address.

(ii) Any notice given to MILLENNIUM GROUP pursuant to this Agreement shall be addressed to the attention of Julius Jackson, Sr. at 2825 North 10th Street, St. Augustine, FL 32084.

13.	Use of Names

Neither party will use the other’s names, logos, service marks or trademarks except as specifically contemplated herein or as authorized in writing by the other party.

14.	Assignment

Neither party may assign or transfer this Agreement or any of its rights or obligations hereunder, or contract with any third party to perform any of its responsibilities or obligations relating to this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld. Any such attempted assignment without the prior written consent of the other party shall be void and without effect. However, each party shall have the right to assign or transfer this Agreement or any of its rights or obligations hereunder, to its parent, affiliates, subsidiaries or successors in interest without the prior written consent of the other party.

15.	Governing Law

This Agreement shall be interpreted, governed, construed and enforced in accordance with the laws of New Jersey, including any laws limiting the power of arbitrators, without regard to any conflict of laws principles.

16.	Severability

If any provision of this Agreement or the application of any such provision to any person or circumstance is held unlawful or invalid, the remainder of this Agreement and the application of such provision other than to the extent it is held unlawful or invalid, will not be held unlawful, invalidated or affected thereby, and shall remain in full force and effect provided that such remaining provisions are sufficient to carry out the commercial objectives of the parties.

17.	Entire Agreement

This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements and understandings relating thereto.

18.	Non-Waiver and Forbearance

Any failure by a party to exercise its rights and remedies hereunder shall not be construed as a waiver of such rights or remedies, which waiver can only be given in writing and shall apply only to the specific instance for which it is given and not to any other or subsequent instance. The rights and remedies of the parties hereunder are cumulative and may be exercised concurrently, independently or successively.

19.	Fair Lending Representation and Warranty of MILLENNIUM GROUP

          MILLENNIUM GROUP hereby represents and warrants to Chase that MILLENNIUM GROUP has received, reviewed and understands the Chase Fair Lending Policy Statement, a copy of which is attached as Exhibit C to this Agreement. MILLENNIUM GROUP is cognizant and will remain cognizant during the term of this Agreement of its own obligation under the Fair Housing Act (42 USC 3601 et seq.), the Equal Credit Opportunity Act (15 USC 1691 et seq.) and other applicable federal, state and local fair lending and fair housing statutes.

20.	Counterparts

This Agreement may be executed in counterparts, each of which shall be an original; but all of which together shall constitute one and the same Agreement.

22.	Third Party Beneficiaries

This Agreement is intended for the sole use and benefit of the parties hereto and is not intended in any way to create any rights in or obligations to third parties.

                    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year above written.

MILLENNIUM GROUP WORLDWIDE, Inc.	JPMORGANCHASE BANK, N.A.

By: /s/ Julius Jackson, Sr.	By: /s/ Brian Stablein

Print (Name) Julius Jackson, Sr.	Print (Name)Brian Stablein

Title: Chairman	Title: Vice President JV/ABA